Exhibit 10.29

CELIS/HYNIX

RFID DEVELOPMENT AND LICENSING

AGREEMENT

THIS AGREEMENT is effective as of March 29, 2004, by and between Celis Semiconductor Corporation (hereinafter called “Celis”), a corporation organized and existing under the laws of the State of Colorado, USA, and having its principal place of business at 5475 Mark Dabling Boulevard, Suite 102, Colorado Springs, Colorado 80918, USA, and Hynix Semiconductor Inc. (hereinafter called “Hynix”), a Korean corporation having its principal place of business at San 136-1, Ami-ri, Bubal-eub, Ichon-si, Kyoungki-do, Korea (hereinafter collectively called the “Parties”, or individually, a “Party”).

WHEREAS, Hynix is engaged in the developing and manufacturing of microelectronic components, and possesses the ability and expertise to design and fabricate integrated circuit memories and smart cards incorporating embedded memory, and

WHEREAS, Celis has developed expertise, proprietary information, and know-how in the areas of radio frequency integrated circuits, integrated circuit design, ferroelectric memory design, device modeling and characterization methods, and

WHEREAS, Hynix and Celis desire to develop a radio frequency integrated circuit for low cost radio frequency identification (RFID) tags, and

WHEREAS, Celis is willing to license to Hynix, and Hynix desires to be licensed from Celis, its design information, patents and mask work rights related to low cost radio frequency integrated circuits;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree to the following:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires (terms defined in the singular have the same meaning when used in the plural and vice versa):

1.1	“Affiliate” shall mean any entity that is more than 50% owned and controlled directly or indirectly by Hynix or Celis, now or hereafter. Indirect control is defined by the following example:

If either Party of this Agreement owns and controls more than 50% of Company A and Company A owns and controls more than 50% of

Celis/Hynix RFID Development and Licensing Agreement

Company B, then Company B shall be considered to be an Affiliate for the purposes of this Agreement.

All rights granted to any Affiliate under this Agreement shall terminate immediately when such entity no longer satisfies this definition.

1.2	“Alcoa CSI” shall mean Alcoa Closure Systems International, Inc., a Delaware corporation having offices at 6625 Network Way, Suite 200, Indianapolis, Indiana 46278.

1.3	“Analog Front End” shall mean the analog circuitry and other circuitry that receives a radio frequency signal for use in Radio Frequency Integrated Circuits and which is comprised of any or all of the following circuits: voltage rectifier, voltage regulator, voltage reference, power-on-reset, clock extraction, data modulator, and data demodulator, as more specifically described in Attachment A.

1.4	“Celis Design Information” shall mean any and all know-how, trade secrets, processes, data, designs, layout designs, or other information, written or not, which is owned and controlled by Celis, or which Celis has the right to disclose and grant licenses or sublicenses to others without any obligation, that was developed before the execution of this Agreement or is developed during the term of the Design Program, and that may reasonably be necessary for the design, engineering development and manufacture of the Radio Frequency Integrated Circuits. Specific items of Celis Design Information are listed in Attachment B as of the Effective Date, which may be updated depending upon the design work hereunder, except for any information, which under the terms of any contract or agreement to which Celis is a party is restricted from being disclosed.

1.5	“Celis Patents And Mask Work Rights” shall mean all mask work rights, unexpired patents and patent applications, continuations, continuations in part, and divisions thereof, regarding integrated circuit design and/or technology, issued or issuing on any applications entitled to a first effective filing date prior to the completion of the Design Program, owned by Celis and in which Celis has the right to grant licenses or sublicenses without additional consideration to any Third Party, which may be reasonably necessary for the design, engineering development and manufacture of the RFID Circuit. Specific items of Celis Patents And Mask Work Rights are initially listed in Attachment C as of the Effective Date, which may be updated depending upon the design work hereunder.

1.6	“Design Program” shall mean the work efforts of Celis and Hynix to develop the RFID Circuit by means of the design program described in Attachment D.

1.7	“Digital Circuitry” shall mean the digital circuit block in the RFID Circuit that contains only digital circuits and controls the RFID Circuit and performs digital functions consistent with the Specification.

Celis/Hynix RFID Development and Licensing Agreement

1.8	“Effective Date” shall mean the date of execution of this Agreement by both Parties, subject to the approval by the government of the Republic of Korea and/or the government of United States of America.

1.9	“Exclusive Field” means (a) injection and compression molded plastic closures, (b) consumer grade aluminum foil of the type marketed under the Reynolds Wrap aluminum foil brand, (c) consumer grade polymer film for home packaging of the type marketed under the Reynolds plastic wrap brand, and (d) thin wall transparent polymeric containers of the type used for food packaging of less than a gallon capacity.

1.10	“Memory Circuitry” shall mean the memory circuit block in the RFID Circuit, including the memory cell array and peripheral circuitry to operate the memory, as is commonly understood within the RFID industry.

1.11	“Net Sales Price” means the quarterly arithmetic average Hynix sales price for Radio Frequency Integrated Circuits shipped in such quarter by or for Hynix and its Affiliates in arm’s length transactions with independent customers. In the case of sales of wafers for assembly of Radio Frequency Integrated Circuits into RFID Tags or modules, the Net Sales Price of wafers shall mean the quarterly average Hynix sales price of each good die, as if each good die were a finished Radio Frequency Integrated Circuit, times the average number of good dice per wafer. The net sales price for sales by Hynix to Hynix Affiliates or other divisions of Hynix shall be calculated as if such sales were to independent customers in arm’s length transactions based on the number of dice shipped to such Hynix Affiliates or other divisions of Hynix. The Net Sales Price shall be reduced by deduction of transportation charges, insurance and taxes paid by Hynix and/or its Affiliates related to the sale of such Radio Frequency Integrated Circuits and/or wafers containing such Radio Frequency Integrated Circuits.

1.12	“Radio Frequency Integrated Circuit” shall mean an integrated circuit that contains Celis Design Information and/or Celis Patents and Mask Work Rights, and shall include integrated circuits that have a mode of operation that does not require a battery or power supply for their operation (all power comes from the radio frequency signal from the antenna), although such integrated circuits may have more than one mode of operation.

1.13	“RFID Circuit” shall mean the specific Radio Frequency Integrated Circuit to be developed by Hynix and Celis under this Agreement.

1.14	“Specifications” shall mean the data and communication protocols mutually agreed upon by Celis and Hynix for the RFID Circuit, in accordance with Attachment E.

1.15	“Third Party” shall mean any entity, person, firm, or corporation other than Hynix, Celis, or an Affiliate of either Party.

Celis/Hynix RFID Development and Licensing Agreement

ARTICLE 2. PURPOSE

2.1	General Purposes. The purpose of this Agreement is for Celis and Hynix to develop a RFID Circuit meeting the Specifications, and for Celis to license Hynix and its Affiliates to use Celis Design Information and Celis Patents And Mask Work Rights to develop, manufacture, and sell Radio Frequency Integrated Circuits. Further purposes of this Agreement are for Celis and Hynix to collaborate in the design and testing of the RFID Circuit, and for Celis to receive consideration based on Hynix sales of Radio Frequency Integrated Circuits that use Celis Design Information and/or Celis Patents and Mask Work Rights.

ARTICLE 3. DEVELOPMENT WORK

3.1	Celis Obligations. Celis shall use its reasonable best efforts to complete the design work for the RFID Circuit in strict compliance with Design Program and the Specifications and any reasonable modifications that Hynix and Celis might agree upon in accordance with Article 3.3. Celis shall timely deliver relevant deliverables set forth in and in accordance with the Design Program.

3.2	Hynix Obligations. Hynix shall use its reasonable best efforts to provide Celis with the Hynix information required for execution of the Design Program, and to complete the design work for the RFID Circuit in strict compliance with the Design Program and the Specifications, and any reasonable modifications that Hynix and Celis might agree upon in accordance with Section 3.3. Hynix agrees to generate reticles and to fabricate silicon wafers containing the RFID Circuit as specified in Article 5 and Attachment D.

3.3	Modifications. The Design Program and the Specifications, which are attached hereto as Attachments D and E may be changed or modified from time to time by the written request of either Party and approval by the other Party acting in good faith. In case of any change, both Parties will determine in good faith to modify any of the terms and conditions hereof which may be related to such change. Hynix and Celis agree to revise the Specification in accordance with industry standard changes, revisions, or replacements to the data and communication protocols made prior to completion of the RFID Circuit, such as may be put forth by EPCglobal.

ARTICLE 4. DEVELOPMENT COSTS

4.1	Compensation. In compensation for a portion of the design work to be performed by Celis hereunder in accordance with the Design Program, Hynix shall pay Celis [*****] at the time of sign-off of this Agreement, and an additional [*****] within thirty (30) days of tape out of the RFID Circuit design.

[*****] - Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Celis/Hynix RFID Development and Licensing Agreement

4.2	Compensation Limit. It is agreed that in no event shall the total amount to be paid by Hynix for the design work by Celis pursuant to Article 5.1 exceed [*****].

ARTICLE 5. WAFER FABRICATION AND EVALUATION

5.1	Reticles. Hynix will generate the mask reticles containing the RFID Circuit and a Hynix process control TEG at its own cost in accordance with the Design Program.

5.2	Silicon Wafers. Hynix will fabricate the silicon wafers containing the RFID Circuit and the process control TEG at its own cost in accordance with the Design Program. The obligation of Hynix under this Article 4.2 shall be to process no more than three split lots, provided that any such lots are not scrapped due to misprocessing by Hynix. In case of a misprocessed lot by Hynix, such misprocessed lot shall not be counted as any of the three split lots. The lots shall be reasonably split (wafers held at certain processing points) as mutually agreed by Hynix and Celis acting in good faith. The number of silicon wafers started for each lot does not need to exceed 20 wafers. Data obtained from the three silicon wafer lots shall be used for qualification of the RFID Circuit, as applicable. If a full layer reticle revision is required solely because of Celis’ design errors, Celis shall pay Hynix the full reasonable reticle charge for such full layer revision.

5.3	Celis Wafers. Hynix agrees to provide Celis with a reasonable number of wafers in a timely fashion for evaluation testing of the RFID Circuit by Celis. Hynix agrees to provide Celis with parametric information from the TEG structures on the wafers provided to Celis.

5.4	Evaluation. Hynix and Celis agree to evaluate the performance of the RFID Circuit. Hynix and Celis agree to provide each other with their evaluation results from testing the RFID Circuit.

ARTICLE 6. LICENSE

6.1	Celis Grant. Subject to Article 6.2, Celis hereby grants to Hynix and Hynix’s Affiliates a non-exclusive, non-transferable, worldwide, perpetual and royalty-bearing license, with no right to sublicense, to use, copy, reproduce or modify the Celis Design Information and Celis Patents And Mask Work Rights in order to develop, manufacture, have manufactured, use, sell or otherwise dispose of the RFID Circuit and Radio Frequency Integrated Circuits. Such license shall be subject to the terms and conditions of this Agreement. Hynix and Hynix’s Affiliates shall use Celis Design Information and Celis Patents And Mask Work Rights only for the purposes of this Agreement. Hynix agrees to notify Celis, in writing, of the name and address of each manufacturing

[*****]	- Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Celis/Hynix RFID Development and Licensing Agreement

Affiliate who will be using this license prior to such an Affiliate’s use of this license. Unless otherwise specified in this Agreement, Hynix and Hynix’s Affiliates shall in no event sell the Radio Frequency Integrated Circuits for any military and/or space application (this includes all governmental entities, agencies, military agencies, or commercial space customers of any nation). Hynix and Hynix’s Affiliates shall have the sole and exclusive right to manufacture the RFID Circuit that uses Hynix intellectual property, in part, and Celis shall have no right to sublicense Hynix intellectual property.

6.2	Exclusive Field. In the Exclusive Field, the license grant of Article 6.2 shall apply to sales to only Alcoa/CSI. Should Hynix desire to sell Radio Frequency Integrated Circuits into the Exclusive Field to customers other than Alcoa CSI, then Hynix shall consult with Celis and Celis shall be the sole interface to Alcoa CSI to attempt to negotiate such rights. Celis shall use its reasonable best efforts in negotiating for such rights, and shall consult with Hynix at reasonable time intervals during the negotiating period for such rights.

6.3	Export. Hynix hereby covenants and assures Celis that it will not, nor will its Affiliates, without prior authorization on the United States Department of Commerce, export, either directly or indirectly, any Celis Design Information or technology derived from Celis or any “direct product” of such Celis Design Information or technology, in violation of the export laws of the United States. Celis relies on Hynix’s covenants and assurances in entering into this Agreement.

6.4	Royalty Rate. Subject to Article 6.5, in consideration for the license rights granted to Hynix and its Affiliates by Celis pursuant to Article 6.1, Hynix shall pay Celis a declining royalty, as follows:

•	of [*****] of the Net Sales Price for first [*****] of royalties received by Celis Semiconductor Corporation under this Article 6.3,

•	of [*****] of the Net Sales Price for next [*****] of royalties received by Celis Semiconductor Corporation under this Article 6.3,

•	of [*****] of the Net Sales Price for next [*****] of royalties received by Celis Semiconductor Corporation under this Article 6.3, and,

•	of [*****] of the Net Sales Price thereafter perpetually.

6.5	Royalty Exclusion. Hynix shall not pay any royalty to Celis for sale of silicon die or wafers containing Radio Frequency Integrated Circuits to Celis, and Hynix shall not commence payment of royalties to Celis until the royalties calculated in accordance with Article 6.3 exceed [*****].

[*****] - Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Celis/Hynix RFID Development and Licensing Agreement

6.6	Royalty Period. Within sixty (60) days following March 31, June 30, September 30 and December 31 of each year, for so long as royalties are payable under this Agreement, and within sixty (60) days after any termination of this Agreement under Article 14 hereof, Hynix shall furnish Celis with a detailed report covering the direct preceding quarterly period, setting forth the amount of royalties accrued and due as specified under this Article 6 of this Agreement.

6.7	Royalty Payments. Based on the information provided to Celis pursuant to Article 6.6, Celis shall provide Hynix with an invoice, and Hynix shall pay the amount of the invoice to Celis within thirty (30) days of Hynix receipt of such invoice. All payments paid under this Agreement shall be paid in U.S. Dollars. In the event that the royalties under this Article 6 are from sales in currencies other than U.S. Dollars, the amount shall be converted to U.S. Dollars at the official rate of exchange on March 31, June 30, September 30 and December 31 of each year for the preceding three (3) month period.

6.8	Royalty Late Payment. Any late payment of royalties shall include interest at one percent (1%) per month, from the time such payment is due.

6.9	Royalty Records and Audit. Hynix shall keep full records of all transactions requiring the payment of royalties for a period of three (3) years from date of payment. A certified public accountant, appointed and paid by Celis and accepted by Hynix, which acceptance will not be unreasonably withheld, shall have the right to examine the records kept by Hynix and its Affiliates during regular business hours upon thirty (30) days written advance notice, for the purpose of verifying the reports and accuracy of payment of the royalties described in this Article 6. Such certified public accountant shall be under obligation of confidentiality and shall not disclose to any Third Party any information and shall not disclose to Celis any information other than information relating to the reports and the payment required to be made under this Agreement.

6.10	Audit Expense Underpayments. If, upon the completion of any royalty audit, a discrepancy is found of more than five percent (5%) royalty underpayment, then all reasonable costs of such audit shall be paid by Hynix. At that time also, all discrepancies in underpayments shall be corrected, with interest. In the event of overpayment, the overpaid amount shall be deducted from future royalty payments.

6.11	Additional Rights. After the completion of the Design Program, Celis grants to Hynix (1) the royalty-free right to use Celis intellectual property, which was developed by Celis prior to the start of the Design Program, for 13.56 MHz applications for the application areas listed in Attachment F, and (2) Celis agrees to provide, with no fee to Hynix, a reasonable amount of design consulting to Hynix for design optimization of 13.56 MHz intellectual property for a combi-card application. See Attachment F.

Celis/Hynix RFID Development and Licensing Agreement

ARTICLE 7. OWNERSHIP

7.1	Celis Ownership. Celis will retain all ownership, right, title and interest in and to all Celis Design Information and Celis Patents And Mask Work Rights.

7.2	Hynix Improvements. In the event that Hynix or its Affiliates develops or creates any improvements, enhancements or updates to the Celis Design Information and/or Celis Patents And Mask Work Rights (“Improvements”), the Improvements and intellectual property rights thereto shall be solely owned by Hynix, provided that Hynix agrees to provide Celis with technical information related to the Improvements on an “AS-IS” basis and grant back to Celis a non-exclusive, non-transferable, worldwide, perpetual, royalty-free license to use such Improvements, subject to the terms and conditions of this Agreement.

7.3	Mask Work Copyrights. Hynix and Celis shall jointly own, with an undivided interest, the Mask Work Copyrights for the RFID Circuit.

7.4	Joint Inventions. All joint inventions (“Joint Inventions”), if any, between Hynix and Celis shall be owned effectively by Hynix and Celis, each Party having an equal and undivided interest therein, to use Joint Inventions without the consent of the other Party; provided, however, that only after a period of five (5) years after execution hereof the Parties shall be free to license or disclose Joint Inventions to a Third Party without the consent of the other Party. The Parties shall decide whether, how and where to file patent applications and pursue patents on each Joint Invention before filing. If one Party to the Joint Invention desires to file in a country and the other Party is not interested in such filing, then the Party desiring the filing shall be assigned any patent issuing in such country. Each Party shall be entitled to use such Joint Inventions and patents resulting therefrom and to grant licenses to Third Parties without any payment to the other Party.

7.5	Foreign Patents and Filings. Celis represents and Hynix acknowledges that the agreement between Celis and Alcoa CSI may place certain legal restrictions on Celis inventions and patents if Alcoa CSI pays for the patents. Should Celis decide not to file patents on inventions related to this Agreement, or not to file foreign patents on such inventions, including, but not limited to PCT filings, then Hynix may request of Celis for Hynix to file such patents at the expense of Hynix in the name of Celis for such patents to be included in Celis Patents and Mask Work Rights for which Hynix has license rights. Celis shall notify Hynix in timely matter if such a situation might arise.

Celis/Hynix RFID Development and Licensing Agreement

ARTICLE 8. TECHNICAL COOPERATION

8.1	Hynix Engineers. Hynix may dispatch up to two Hynix engineers to work on the RFID Circuit design at the site of Celis. Hynix shall bear salary, benefits, travel, lodging and meal expenses of such Hynix engineers. Celis will provide, at no cost to Hynix, office space, office furniture, office supplies and access to design and test facilities for such delegated employees of Hynix, during the term of the Design Program. Celis will provide such Hynix engineers with workstations and available design/layout software, to the extent that Celis has sufficient hardware and software available to support the functions of the Hynix engineers. To the extent that additional short-term software leases may be required at the sole discretion of Hynix, Hynix agrees to pay for such short-term leases, as to be mutually agreed between the Parties acting in good faith.

ARTICLE 9. WARRANTY

9.1	Design Warranty. Celis and Hynix warrant to each other that the RFID Circuit design shall be free from any error or defect in workmanship or materials for a period of one (1) year from the Design Program completion date. In case of any error or defect in the RFID Circuit design, the Party responsible for such portion of the design shall, at its own expense, make all corrections, modifications or improvements to such defective RFID Circuit design within one hundred twenty (120) days from notification by the other Party of such error or defect. Should such Party fail to cure such error or defect within one hundred twenty (120) day limit of receiving notice from the other Party of such error or defect, the other Party may give notice to terminate this Agreement.

ARTICLE 10. REPRESENTATIONS

10.1	Celis Representations. Celis represents and warrants that it has the right to grant to Hynix and Hynix’s Affiliates the rights and licenses granted hereunder. Celis makes no representation that the manufacture, use or sale of the RFID Circuit will not infringe any other patent owned or controlled by any Third Party, other than that Celis presently knows of no Celis Patents and Mask Work Rights that would so infringe any other patent owned or controlled by any Third Party. Celis shall not be responsible to Hynix or its Affiliates for any damage, spoilage or personal injury resulting from the use of Celis Design Information, Celis Patents And Mask Work Rights, and the RFID Circuit.

10.2

Hynix Representations. Hynix represents and warrants that it has the right to enter into this Agreement. Hynix makes no representation that the manufacture, use or sale of the RFID Circuit will not infringe any other patent owned or controlled by any Third Party. Hynix shall not be responsible to Celis or its Affiliates for any damage, spoilage or

Celis/Hynix RFID Development and Licensing Agreement

personal injury resulting from the use of Hynix design contributions to the design of the RFID Circuit.

10.3	Third Party Suits. In the event that any action or claim is brought by any Third Party against a Party or its Affiliates alleging that manufacture, use or sale of Radio Frequency Integrated Circuits, including the RFID Circuit, infringes upon any intellectual property rights owned by such Third Party, the Party or its Affiliates being sued may, at its option, take necessary steps to defend or meet such suit at its own expense. At the request of the Party or its Affiliate being sued, the other Party shall cooperate fully with it in providing information concerned and necessary documents. If the manufacture, use or sale by a Party or its Affiliates of Radio Frequency Integrated Circuits, including the RFID Circuit, is subject to any preliminary injunction of any competent court, the other Party shall consult with the Party subject to such injunction, and the Parties, acting in good faith, shall decide to (i) procure for the Party or the Party’s Affiliate being sued the right to duly use them, or (ii) suitably modify them so that they would not be infringing. In the case of (i) and (ii), each Party shall bear its own expenses. In the case (i) or (ii) is unfeasible, Hynix shall return to Celis all information transferred to Hynix under this Agreement and Hynix shall not use any such information, Celis Design Information, Celis Patents and Mask Work Rights, and the RFID Circuit for any reason whatsoever. In the case (i) or (ii) is unfeasible, and the injunction relates specifically and only to Celis intellectual property, Celis shall refund to Hynix the actual amount paid by Hynix to Celis pursuant to Article 4, and Celis shall refund to Hynix the actual amount of royalties paid by Hynix to Celis pursuant to Article 6.

ARTICLE 11. CONFIDENTIAL AND PROPRIETARY INFORMATION

11.1	Confidentiality. Each Party agree that any proprietary information disclosed by the other Party which is marked as “Confidential” and/or “Proprietary”, or which is identified directly or generally in a writing or a transfer document as confidential and/or proprietary within thirty (30) days of oral disclosure, shall be understood to be “Confidential And Proprietary”.

11.2	Nondisclosure. Each Party and its Affiliates shall hold the other Party’s information which is Confidential And Proprietary in confidence and not disclose it to any Third Party during the term of this Agreement and for five (5) years thereafter. Each Party and its Affiliates shall have no such obligation regarding the other Party’s Confidential And Proprietary information which:

a.	at the time of disclosure to the receiving Party, was known to the public; or,

b.	after the time of disclosure to the receiving Party, has become known to the public through no fault of the receiving Party; or,

Celis/Hynix RFID Development and Licensing Agreement

c.	at the time of disclosure to the receiving Party, was lawfully in the possession of the receiving Party; or,

d.	after the time of disclosure to the receiving Party, has been lawfully received, without restriction and without breach of this or any other agreement, by the receiving Party from a Third Party; or,

e.	after the time of disclosure to the receiving Party, has been independently developed by the receiving Party, provided that the person or persons developing same have not had access to the same information as furnished hereunder, and further provided that the receiving Party is able to provide a written document, proving its claim of independent development.

11.3	Degree of Care. Each Party and its Affiliates shall use the same degree of care to protect and avoid unauthorized dissemination of the other Party’s Confidential And Proprietary information as it uses with its own information of similar nature which it does not want to be disseminated, but, in no event, less than reasonable care. The receiving Party shall immediately report to the other Party any misappropriation of the other Party’s Confidential And Proprietary information received under this Agreement.

11.4	Communication. Notwithstanding the foregoing, each Party may communicate the other Party’s Confidential And Proprietary information, pursuant to this Agreement, to their respective employees, officers, directors, and Affiliates, but only to the extent necessary for the development, manufacture, use and sale of Radio Frequency Integrated Circuits, provided, however, each person to whom such Confidential And Proprietary information is communicated must have a need to know. Each Party shall inform such employees and Affiliates that they are bound under the terms of this Article 11.

11.5	Subcontractors. Hynix and its Affiliates may communicate Celis’ Confidential And Proprietary information to Hynix’s subcontractors, but only to the extent necessary for the development, manufacture and sale of Radio Frequency Integrated Circuits, provided, however, each person or entity to whom such Confidential And Proprietary information is communicated must have a need to know and shall have agreed in writing to be bound by the same obligations as set forth in this Article 11.

11.6	Court Order. Either Party and/or its Affiliates under judicial or government order to disclose any portion of the other Party’s Confidential And Proprietary information shall immediately notify the other Party, avail itself of all reasonable protection, and reasonably assist the other Party in seeking protection from the order.

Celis/Hynix RFID Development and Licensing Agreement

ARTICLE 12. TAXES

12.1	Responsibilities. Each Party shall bear any and all taxes and other charges incurred by or levied on it by its own country in connection with this Agreement, provided, however, that both Parties agree that Hynix is entitled to withhold any income tax for foreign payments from any amount paid by Hynix to Celis under this Agreement, which are required by the Korean Government, and that Hynix therefore will remit a net payment to Celis after excluding any legal withholding taxes that are required by the Korean Government. Hynix will furnish Celis with each tax receipt issued by the Korean taxing authority to assist Celis in obtaining the credit in the United States.

ARTICLE 13. LIMITATION OF LIABILITY

13.1	General Limitation. In no event will either Party or its Affiliates be liable to the other Party or its Affiliates for loss of profits, recovery of anticipatory sales and earnings, or for any indirect, incidental, special, consequential or punitive damages arising from or in any way relating to this Agreement, however caused, whether as a consequence of the negligence of that Party or otherwise. Notwithstanding any provision of this Agreement, Hynix and its Affiliate’s claim for any damages by Celis and its Affiliates shall be limited to no more than the total amount of the cost of the Design Program under Article 4 previously paid by Hynix to Celis under this Agreement.

ARTICLE 14. TERM AND TERMINATION

14.1	Term. This Agreement shall become effective as of the Effective Date and continue in full force and effect for five (5) years, and will be automatically extended for additional one (1) year terms thereafter unless either Party gives the other Party written notice of termination at least six (6) months prior to the said initial term and extension(s) thereof, or is earlier terminated under the provisions of this Article 14.

14.2	Insolvency Caused by Bankruptcy. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in the event that such other party (a) becomes insolvent because of bankruptcy, (b) has a involuntary bankruptcy proceeding filed against it which remains undismissed for a period of ninety (90) days, (c) files a voluntary petition for bankruptcy, (d) makes an assignment for the benefit of its creditors, or (e) has a receiver appointed for all or a portion of its property regarding bankruptcy.

14.3

Material Breach. In the event that either Party or its Affiliate, at any time during the term of this Agreement, commits a material breach of any provision hereunder and fails to rectify such breach within sixty (60) days from the receipt of written notice from the

Celis/Hynix RFID Development and Licensing Agreement

other Party, such other Party may terminate this Agreement forthwith by notice in writing, specifying the factors of breach with reasonable particularity. Any termination as provided hereunder shall not prejudice any remedies available to such other Party under this Agreement or applicable laws, subject to the terms and conditions of this Agreement.

14.4	Celis Termination. In case this Agreement is terminated by Celis pursuant to Article 14.2 or 14.3, all rights and licenses granted to Hynix under this Agreement shall be immediately terminated. Hynix shall not use Celis Design Information and Celis Patent And Mask Work Rights, and return or destroy all Confidential And Proprietary information received from Celis, and copies thereof, in accordance with Celis’ instruction.

14.5	Hynix Termination. In case this Agreement is terminated by Hynix pursuant to Article 14.2 or 14.3 after the completion of the Design Program, Hynix shall have the right to use the Celis Design Information and Celis Patent And Mask Work Rights pursuant to the terms and conditions set forth in this Agreement, and all wafer foundry business under Article 15 shall terminate. In case this Agreement is terminated by Hynix pursuant to Article 14.2 or 14.3 prior to the completion of the Design Program, all rights and licenses granted to Hynix under this Agreement shall be immediately terminated, Hynix shall return or destroy all Confidential And Proprietary information received from Celis, and copies thereof, in accordance with Celis’ instruction and Celis shall refund to Hynix all the amount received from Hynix under Article 4 within thirty (30) days from such termination. All wafer foundry business under Article 15 and the rights and licenses granted back to Celis from Hynix pursuant to Article 7.2 shall be immediately terminated in case this Agreement is terminated by Hynix pursuant to Article 14.2 or 14.3.

ARTICLE 15. WAFER FOUNDRY SERVICES

15.1	Services. Based on the good relationship between both Parties, Hynix agrees to provide silicon wafer foundry services from Hynix and/or Hynix’s Affiliates to Celis for Radio Frequency Integrated Circuits, including the RFID Circuit, at a reasonable price and in reasonable volumes to be mutually negotiated in good faith between the Parties during the period that Hynix or its Affiliates manufactures, uses or sells Radio Frequency Integrated Circuits. Both parties agree to enter into a separate and definitive agreement which specifies detailed terms and conditions of such wafer foundry service.

Celis/Hynix RFID Development and Licensing Agreement

ARTICLE 16. MISCELLANEOUS

16.1	Relationship. The relationship of the Parties under this Agreement is that of independent contractors. Nothing herein shall be deemed to make either Party the agent, partner, or joint venturer of the other, and the covenants of cooperation herein shall not be deemed to create such a relationship of agency, partnership, or joint venture. Nothing herein contained shall be deemed or construed as granting to either Party any right or authority to assume or to create any obligation or responsibility, express or implied, for or in behalf of or in the name of the other Party, or to bind the other Party in any way or manner whatsoever, except as provided in this Agreement.

16.2	No Assignment. Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred in whole or in part to any Third Party by either Party hereto without the prior written consent of the other Party, and any attempted assignment in violation of this Article 16.2 shall be void. This Agreement, however, may be assigned without the consent of the other Party in the event of a merger or the sale of substantially all of the assets of the business unit performing this Agreement, provided that the assignee agrees expressly to assume all of the assignor’s obligations under this Agreement, and the assignor provides prior written notification to the other Party. A transfer to an Affiliate shall not be deemed a Third Party and shall not require such consent, although prompt written notification of the transfer shall be required, and the Affiliate shall be subject to the same terms of this Agreement. Licenses to an Affiliate under this Agreement shall remain in effect only so long as such entity remains an Affiliate.

16.3	Language. This Agreement shall be executed only in the English Language. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in the determination of the intent of either of the Parties hereto.

16.4	Law. This Agreement is being entered into in the State of Colorado, USA, and shall be governed by and construed in accordance with the laws of the State of Colorado, USA, regardless of “Conflicts of Laws Principles”.

16.5

Amendment for Cause. In the event the government of any nation has in effect on the date of this Agreement or promulgates in the future any law, regulation, rule, or order restricting or prohibiting the sale, distribution, or use of Analog Front End within such nation, the Party who is affected by such law, regulation, rule, or order may amend the provisions in concern of this Agreement with prior written notice thereof to the other Party so that this Agreement, as applied in such nation, shall not be deemed in violation of such nation’s laws. However, any such amendment shall apply only to such nation,

Celis/Hynix RFID Development and Licensing Agreement

and such amendment shall not be deemed to affect the rights of the Parties with respect to any other nation.

16.6	Force Majeure. Neither Party hereto shall be liable for failure to perform its obligations hereunder if precluded by riot, explosion, war, fires, flood, earthquake, acts of God, strike, lockout or labor troubles, acts or non-acts of Government or any other causes beyond the reasonable control of the Party, and the performance of its obligation hereunder shall be suspended during the existence of such causes, provided, however, that if such suspension exceeds three (3) consecutive months, the other Party has the right to terminate this Agreement, by giving at least thirty (30) days’ written notice to the Party suspending the performance of the obligation. Any such termination shall be handled in the manner described in Article 14.3 hereof.

16.7	No Waiver. No consent or waiver, express or implied, by a Party to or of any breach or default by the other Party in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligation of such Party hereunder. Failure on the part of a Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by a Party of its rights hereunder.

16.8	Replacement of Invalid Provisions. In the event that any provision or provisions of this Agreement should be invalid, the remainder of this Agreement shall remain in full force and effect. The Parties shall negotiate in good faith to replace any such invalid provision or provisions by valid ones which will have an economic effect as close as possible to the invalid provision or provisions.

16.9	Survival. Articles 2 (Purpose), 6.3 (Export), 7 (Ownership), 10 (Representations), 11 (Confidential and Proprietary Information), 12 (Taxes), 13 (Limitation of Liability), 14.2 (Insolvency Caused by Bankruptcy), 14.3 (Material Breach), 14.4 (Celis Termination), 14.5 (Hynix Termination), and 15 (Miscellaneous) shall survive any termination or expiration under this Agreement. Other Articles may also survive according to the terms and conditions of this Agreement.

16.10

Arbitration. In the event of any dispute between the Parties with respect to the meaning, application, or enforcement of this Agreement (including any question regarding its existence, validity or termination) or for any action for its breach, the Parties shall first meet in good faith to attempt to resolve their differences. If such meeting does not succeed in an agreed upon resolution, the Parties agree to then employ a mediator(s) to help determine a fair, equitable, and reasonable resolution. The costs of such outside mediator(s) shall be equally borne by both Parties. If such mediation should not succeed, such dispute or claim maybe resolved by arbitration, using competent, knowledgeable

Celis/Hynix RFID Development and Licensing Agreement

professionals in the field of microelectronic circuits, and the law of technology transfers fluent in the English language. The prevailing Party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal costs and expenses, including attorney’s fees, incurred thereby. In the event of Party against whom the decision is rendered fails to comply with the arbitrator’s decision, within three (3) months after the decision has been rendered, then the aggrieved Party shall be free to pursue any and all remedies available. Any such arbitration shall be conducted in Colorado Springs, Colorado, USA, in accordance with the commercial arbitration rules of the American Arbitration Association.

16.11	Notice. All notices, demands, request statements, and/or other communications required or permitted to be given by this Agreement shall be in writing and in the English language and shall be deemed to have been sufficiently given when personally delivered, delivered by overnight courier, delivered by facsimile, or mailed by certified mail, postage prepaid, addressed as follows:

For Celis:	For Hynix:

Celis Semiconductor Corporation	Hynix Semiconductor Inc.
5055 Mark Dabling Blvd.St.200	System IC Company
Colorado Springs, Colorado 80918	Hynix Youngdong
Bldg 891 Daechi-dong
Kangnam-gu Seoul 135-738 Korea

Attn: Dr. Gary Derbenwick	Attn: Director Mr. Myungsoo Kang

Fax: (719) 598-3437	Fax: 82-2-3459-5843

Contact individual or address may be changed upon notice.

16.12

Integration and Modification. This Agreement, including its Attachments, sets forth the entire agreement and understanding between the Parties hereto, as to the subject matter of this Agreement and merges all prior and contemporary discussions and understandings between the Parties, and neither of the Parties shall be bound by any condition, definition, warranty, covenant, or representation with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement. The Parties covenant that all negotiations regarding this Agreement have been done at “arm’s length” and all consideration relating to this Agreement is as stated in this Agreement, such that there is no outside understanding regarding any kind of consideration, payment, or commission due to any entity, that has not been stated herein. This Agreement may not be altered, amended, or modified except by a written amendment to this Agreement, signed by the duly authorized representatives of both Parties. The minutes of any meeting between the Parties shall not be deemed to alter

Celis/Hynix RFID Development and Licensing Agreement

this Agreement, as all understandings in such meetings are intended only as non-binding intentions of the Parties.

16.13	Headings. The headings of each Article are for convenience only, and have no meaning in the context of this Agreement.

16.14	Binding Effect. This Agreement shall bind, and inure to the benefit of, the Parties, their successors, and assigns.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives on the day and year first above written.

Hynix Semiconductor Inc. System IC Company		Celis Semiconductor Corporation

By:		By:
Name:	Youm Huh	Name:	Gary F. Derbenwick
Title:	President of System IC Company	Title:	President and CEO

Date:	_______________________	Date:	_______________________